Exhibit 99.1

      Pacific Premier Bancorp, Inc. Announces Capital Securities Issuance

     COSTA MESA, Calif.--(BUSINESS WIRE)--March 26, 2004--Pacific Premier Bancorp, Inc. (NASDAQ:PPBI) (the "Company"), the holding company of Pacific Premier Bank, F.S.B. (the "Bank"), announced that it has completed a $10 million capital trust offering on March 25, 2004. The floating rate capital securities will bear an interest rate of three-month LIBOR plus 2.75 percent, and will mature on April 7, 2034. The capital securities were issued through a newly formed trust, PPBI Trust I, in a private transaction. The securities constitute new funding and further strengthen Pacific Premier's existing capital. Additionally, the Board of Directors of the Company authorized a capital contribution to the Bank of $5.0 million to support the planned growth in assets of the Company. The Placement Agent for the transaction was Sandler O'Neill & Partners, L.P.

     This press release does not constitute an offer to buy or a solicitation to sell the capital securities.

     The Company is a savings and loan holding company that owns 100% of the capital stock of the Bank, the Company's principal operating subsidiary. The Bank is a federally chartered stock savings bank whose primary business includes branch banking, income property and construction lending. The Bank currently operates three full-service branches located in Orange and San Bernardino Counties, in Southern California.

     This press release may include forward-looking statements (related to the Company's plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

    CONTACT: Pacific Premier Bancorp, Inc., Costa Mesa
             Steven R. Gardner or John Shindler, 714-431-4000